QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

        We consent to the incorporation by reference in this Amendment No. 2 to Registration Statement No. 333-110904 of Bunge Limited on Form F-3 of our reports dated February 21, 2003 (except Note 29, dated March 17, 2003), (which reports express an unqualified opinion and include an explanatory paragraph relating to changes in methods of accounting for goodwill and asset retirement obligations in 2002), appearing in the Annual Report on Form 20-F of Bunge Limited for the year ended December 31, 2002 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
New York, New York
January 13, 2004

QuickLinks

INDEPENDENT AUDITORS' CONSENT